* Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

Exhibit 4.12

M. SETEK and JA SOLAR POLYSILICON

SUPPLY AGREEMENT

January 14, 2008

CONFIDENTIAL

* Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

M. SETEK Co. Ltd., a Japanese company with its principal place of business at 3-6-16 YANAKA TAITO-KU, TOKYO, 110-0001 JAPAN (“Supplier”) and JingAo Solar Co. Ltd. a Chinese company has its principal place of business at Jinglong Street, Jinglong Group Industrial Park, Ningjin, 055550 China (“Buyer”) hereby enter into this polysilicon supply agreement (the “Agreement”) effective as of the date of Supplier’s signing of this Agreement (the “Effective Date”).

WHEREAS, Supplier agrees to sell and Buyer agrees to purchase Products (herein defined) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Products: As used in this Agreement, “Product” or “Products” shall mean the mono-crystalline silicon wafer manufactured by Supplier. The Specifications for the Product are set forth in Exhibit A.

2.	Price and Quantity: For the time period January 1, 2008 to December 31, 2008. Supplier agrees to sell to Buyer 458,000 kilogram Product at US$*** per kilogram.

3.	Advanced Payment: Buyer has paid advanced payment of US$*** million to the Supplier in 2007 as agreed in M. SETEK Co., Ltd signed June 5 of 2007.

4.	Delivery: Supplier will deliver Product to Buyer according to the following schedule:

Month	Quantity(kg)		Month	Quantity(kg)
***	***	***	***	***
***	***	***	***	***
***	***	***	***	***
***	***	***	***	***
***	***	***	***	***
***	***	***	***	***

5.	Payment: Supplier agrees to credit invoices US$*** of the US$*** per kilogram against the Buyer’s US$*** million advanced payment. And the Buyer agrees to pay US$*** per kilogram before each delivery.

6.	Obligation: Seller agrees to deliver Product according to the quality and deliver schedule in the Agreement. If Seller fails to deliver, Buyer has right to terminate the Agreement and receive refund of the advanced payment from Seller.

* Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

7.	Contact: The contact at each party is listed below:

Mr. Ritsuo Matsuniya

M. SETEK Co., Ltd

Head Office Diawa Building

3-6-16, Yanaka Taito-Ku, 110-0001 Japan

Phone: (81)-3-3824-3241

Fax: (81)-3-3824-4194

Email: Matsumiya@msetek.com

Mr. Huaijin Yang

JA Solar Holdings Co. Ltd

Phone: (86)-21-6095-5897

Fax: (86)-21-6095-5797

Samuelyang@jasolar.com

8.	Choice of Law: The Agreement is made in, and shall be governed and controlled in all respects by the laws of the Peoples’ Republic of China and all disputes, including interpretation, enforceability, validity and construction, shall be determined under the law of the Peoples’ Republic of China, without regard to any conflict of law provisions.

SELLER:	BUYER:
M. SETEK, Co., LTD	JingAo Solar Co. Ltd.

By:	By:

Print Name: Ritsuo Matsumiya	Print Name: Huaijin Yang
Title: President	Title: Chief Executive Officer
Date: January , 2008	Date: January , 2008

Exhibit A

Polycrystalline Silicon Specification

Donors (P, As, Sb) <1ppba, (N>50 ohm.cm)

Acceptor (B, Al) <0.5ppba, (P>250 ohm.cm)

C content: <1ppma

Bulk Metaks (Fe, Cu, Ni, Cr, Zn, Na): <30 ppbw

Surface metal < 30 ppba

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